As filed with the Securities and Exchange Commission on July 19, 2011

Registration No. 333-66681

Registration No. 333-90981

Registration No. 333-100034

Registration No. 333-107282

Registration No. 333-118219

Registration No. 333-131667

Registration No. 333-145723

Registration No. 333-151977

Registration No. 333-161313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-66681

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-90981

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-100034

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107282

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-118219

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131667

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-145723

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151977

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-161313

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orthovita, Inc.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2694857
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

77 Great Valley Parkway

Malvern, PA 19355

(610) 640-1775

(Address Of Principal Executive Offices)

Amended and Restated Orthovita, Inc. 1993 Stock Option Plan

Amended and Restated Orthovita, Inc. 1997 Equity Compensation Plan

Amended and Restated Orthovita, Inc. Employee Stock Purchase Plan

1997 Equity Compensation Plan

Amended and Restated 1997 Equity Compensation Plan

Orthovita, Inc. 2007 Omnibus Equity Compensation Plan

Orthovita, Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Mary Anne McDonald

Vice President, Secretary

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

(610) 640-1775

(Name and address, telephone number, including area code, of agent for service)

With copy to:

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

155 N. Wacker Dr.

Chicago, IL 60606

(312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following Registration Statements of Orthovita, Inc., a Pennsylvania corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement 333-66681, registering 1,720,100 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) issuable under the Amended and Restated Orthovita, Inc. 1993 Stock Option Plan, the Amended and Restated Orthovita, Inc. 1997 Equity Compensation Plan and the Amended and Restated Orthovita, Inc. Employee Stock Purchase Plan, which was filed with SEC and became effective on November 2, 1998.

2.	Registration Statement 333-90981, registering 500,000 shares of Common Stock issuable under the 1997 Equity Compensation Plan, which was filed with the SEC and became effective on November 15, 1999.

3.	Registration Statement 333-100034, registering 2,500,000 shares of Common Stock issuable under the 1997 Equity Compensation Plan, which was filed with the SEC and became effective on September 24, 2002.

4.	Registration Statement 333-107282, registering 1,000,000 shares of Common Stock issuable under the Amended and Restated 1997 Equity Compensation Plan, which was filed with the SEC and became effective on July 23, 2003.

5.	Registration Statement 333-118219, registering 2,500,000 shares of Common Stock issuable under the Amended and Restated 1997 Equity Compensation Plan, which was filed with the SEC and became effective on August 13, 2004.

6.	Registration Statement 333-131667, registering 2,000,000 shares of Common Stock issuable under the Amended and Restated 1997 Equity Compensation Plan, which was filed with the SEC and became effective on February 8, 2006.

7.	Registration Statement 333-145723, registering 2,000,000 shares of Common Stock issuable under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, which was filed with the SEC and became effective on August 27, 2007.

8.	Registration Statement 333-151977, registering 200,000 shares of Common Stock issuble under the Orthovita, Inc. Employee Stock Purchase Plan, which was filed with the SEC and became effective on June 26, 2008.

9.	Registration Statement 333-161313, registering 4,000,000 shares of Common Stock issuable under the Orthovita, Inc. 2007 Omnibus Equity Compensation Plan, which was filed with the SEC and became effective on August 13, 2009.

On June 27, 2011, pursuant to that certain Agreement and Plan of Merger, dated May 16, 2011 (the “Merger Agreement”), among Stryker Corporation, a Michigan corporation (“Parent”), Owl Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent, and the Company, the Company became an indirect wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, by means of the post-effective amendments, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malvern, commonwealth of Pennsylvania, on this 19th day of July, 2011.

Orthovita, Inc.

By:	/s/ Kevin A. Lobo
Kevin A. Lobo President

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to registration statements on Form S-8 have been signed by the following persons in the capacities indicated below on this 19th day of July, 2011.

Signature	Title

/s/ Kevin A. Lobo	President
Kevin A. Lobo	(Principal Executive Officer)

/s/ Wayne D. Dahlberg	Vice President, Finance
Wayne D. Dahlberg	(Principal Financial and Accounting Officer)

/s/ Mary Anne McDonald	Director
Mary Anne McDonald

/s/ Tony M. McKinney	Director
Tony M. McKinney